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              Service Systems International, Ltd.
                Computation of Per-Share Income
                     Treasury Stock Method
                    As Modified for 20% Test



                                            Period Ended Feb. 28, 1997
                                            --------------------------
                                                    Six Months
                                                    ----------




Weighted average number of shares outstanding            4,351,669
                                                    ---------------

Total common and common equivalent shares                4,351,669
                                                    ---------------

Net income (loss) for the period                    $   (2,637,800)
                                                    ---------------




Total common and common equivalent shares                4,351,669
                                                    ---------------

Loss per common and common equivalent shares        $        (0.61)
                                                    ---------------







Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.